Exhibit 99.1

Synchronoss Technologies Reports Second Quarter 2023 Results

Net Cash Provided by Operating Activities of $11.3 Million, a 19.5% Increase from $9.4 Million in Q2 2022
Invoiced Cloud Revenue Increased 24.0% to a Record $46.4 Million, Supported by Thirteenth Consecutive Quarter of Double-Digit Cloud Subscriber Growth

Company Reaffirms 2023 Guidance, Expects Return to GAAP Revenue Growth in Second Half of the Year and Positive Free Cash Flow in 2023

BRIDGEWATER, NJ - August 8, 2023 - Synchronoss Technologies Inc. (“Synchronoss” or the “Company”) (Nasdaq: SNCR), a global leader and innovator in cloud, messaging, and digital products and platforms, today reported financial results for its second quarter ended June 30, 2023.

Second Quarter and Recent Operational Highlights
•Secured a contract extension with Verizon to provide Synchronoss Cloud through 2030. The agreement builds on a 10-year partnership and represents the next foundational step in further validating the Company’s cloud-first strategy.
•Achieved 11% year-over-year Cloud subscriber growth for the second quarter of 2023. The thirteenth consecutive quarter of double-digit subscriber growth has been driven by the continued adoption of the Company’s Personal Cloud product by its customers’ subscribers, including Verizon and AT&T.
•Expanded iOS capabilities for Synchronoss Cloud, including vast improvements in backup performance, ensuring a faster and more efficient experience for users when storing large video and media files. The enhancements leverage asynchronous and parallel processing designs to ensure users can seamlessly back up photos and videos simultaneously without taxing their devices.
•Launched Redesigned Personal Cloud desktop app that offers an enriched user experience, allowing users to synchronize and backup their digital content located on laptops and desktops to the Cloud platform. This launch is a continued progression of the Company’s OS-agnostic cross platform strategy to protect digital assets on all devices.
•Launched Enhanced Personal Cloud Web App with sharing and secure folder features that offer users the ability to share digital assets and add an extra layer of protection to sensitive documents and media.
•Earned multiple awards for the Synchronoss Personal Cloud, including the 2023 ‘Product of the Year’ from TMC’s Cloud Computing Magazine and a ‘Favorite New Product’ feature at the 2023 People’s Choice Stevie® Awards.
•Signed additional multi-million-dollar Advanced Messaging license with a Japanese tier one operator, signifying the continuation of RCS-based messaging in that market.

Management Commentary
“During the second quarter, we drove continued momentum in our core Cloud business, highlighted by a multi-year renewal through 2030 with our largest customer in Verizon,” stated Jeff Miller, President and CEO of Synchronoss. “This year marks the 10-year anniversary of our partnership with Verizon, and we are looking forward to the expanded engagement in the years ahead as we support their growing cloud subscriber base by providing the latest in technology advancements, including the use of sophisticated deep learning and generative AI.

“Financially, during the period we also recorded $46.4 million in invoiced Cloud revenue, a record 24% increase over last year, driven by professional services contributions related to an upcoming new customer launch and a one-time favorable subscriber adjustment. In addition to our double-digit subscriber growth across our installed base, we expect a return to GAAP revenue growth and continued positive cash flow in the second half of this year. We also remain on schedule to launch Synchronoss Personal Cloud™ with a global Tier One operator in the APAC region later this year. Put together, through diligent cost management, continued execution in our core business, and several upcoming events that we expect to provide significant tailwinds, we are nearing a turning point in our evolution that will result in Synchronoss becoming a self-sustaining, cash generative enterprise over the long term.”

Strategic Review Process Update
During 2022, the Company engaged UBS Securities, LLC as its financial advisor to assist in exploring and evaluating potential strategic transactions involving the Company or certain of its lines of business, all with the objective of maximizing value for the Company’s stockholders.

On March 10, 2023, Synchronoss received an unsolicited, non-binding proposal from B. Riley Financial, to acquire all outstanding shares of common stock for a price of $1.15 per share, payable in cash. B. Riley, together with its affiliates, owns approximately 13.9% of the Company’s outstanding common stock and is the Company’s largest common shareholder. B. Riley also nominated Mr. Martin Bernstein as one of the Company’s directors pursuant to a pre-existing agreement with the Company.

Consistent with its fiduciary duties and in consultation with UBS and its legal advisors, the Company’s Board of Directors, excluding B. Riley’s designee Mr. Bernstein, is continuing to carefully review the B. Riley proposal as well as other potential strategic transactions to determine the course of action that it believes will maximize value for the Company’s stockholders.

The Company’s recent long-term renewal of its relationship with Verizon was a key area of focus for Synchronoss management over the last several weeks both for the long-term growth of its business and for the purposes of advancing its discussions with interested parties. Synchronoss management believes the stability provided by securing this agreement will enable the Company to continue to advance discussions in a productive manner going forward.

Key Performance Indicators ("KPIs")
•Cloud subscriber growth of 11% continued the Company’s ongoing performance of year-over-year double-digit subscriber growth. Second quarter GAAP Cloud revenue decreased 7.0% year over year as a result of expected deferred revenue run-off and a previous sunsetting of a legacy cloud offering.
•Invoiced Cloud revenue increased 24.0% year over year to $46.4 million in the second quarter. On a trailing twelve-month basis, invoiced Cloud revenue increased 13.1% from the comparable period. The results were partially driven by a $3.2 million benefit from a subscriber reconciliation. Removing this impact, invoiced Cloud revenue increased 15.4% compared to the prior year period. This non-GAAP measure, reconciled within the financial statements below, is intended to provide greater transparency in the underlying Cloud revenue trends as it is not impacted by changes in deferred and unbilled revenue.
•Quarterly recurring revenue was 83.8% of total revenue, a decrease from 86.6% of total revenue in the first quarter of 2023 and the same 86.6% in the second quarter of last year. The slight decrease in recurring revenue is due to deferred revenue impacts in the Company’s Cloud business as well as an increasing contribution percentage from the Company’s Messaging business. This period marks the twelfth consecutive quarter of recurring revenue at 80.0% or greater.

GAAP revenue breakdown by product is included below:

	Q2 2023 vs Q2 2022
(in thousands)	Q2 2023 Revenue	Q2 2022 Revenue	% Increase/ (Decrease)	% of Total Revenue
Cloud	$40,437	$43,477	(7.0)%	67.7%
NetworkX	7,834	10,437	(24.9)%	13.1%
Messaging	11,442	11,322	1.1%	19.2%
Total	$59,713	$65,236		100.0%

Second Quarter 2023 Financial Results:
Results compare 2023 fiscal second quarter end (June 30, 2023) to 2022 fiscal second quarter end (June 30, 2022) unless otherwise indicated.

•Total revenue decreased 8.5% to $59.7 million from $65.2 million in the prior year period. The decline in revenue was primarily due to $4.7 million of deferred revenue recognized in Q2 2022 as well as revenue recognized from the DXP and Activation assets prior to the divestiture in Q2 2022.
•Gross profit decreased 12.0% to $31.4 million (52.5% of total revenue) from $35.6 million (54.6% of total revenue) in the prior year period. Gross margins decreased as a result of Gross margins decreased as a result of the previously noted changes in revenue, which had positively impacted gross margin in Q2 2022, as well as a higher contribution as a percentage of overall revenue from the Company’s Messaging business.
•(Loss) income from operations was $(3.9) million compared to $4.9 million in 2022. The increase in operating loss was primarily the result of the previously noted changes in revenue, increased R&D spend from higher employee costs and a lease impairment charge in the current period, and increased SG&A costs related to a lease impairment charge, and non-recurring professional fees.
•Net (loss) income was $(11.0) million, or $(0.13) per share, compared to $5.3 million, or $0.06 per share, in the prior year period. The increase in net loss was primarily due to the previously noted changes in revenue, increased R&D and SG&A spend, a $4.5 million change in the impact of non-cash foreign exchange, and a $2.6 million gain on divestiture recognized only in the prior year period.
•Adjusted EBITDA (a non-GAAP metric reconciled below) decreased 27% to $10.3 million (17.3% of total revenue) from $14.2 million (21.8% of total revenue) in the prior year period. The decrease in adjusted EBITDA and adjusted EBITDA margin was primarily attributable to the change in revenues as previously outlined.
•Cash and cash equivalents were $19.3 million at June 30, 2023, compared to $15.6 million at March 31, 2023 and $21.9 million at December 31, 2022. Free cash flow was $6.4 million and adjusted free cash flow was $9.6 million. The Company did not receive additional tax refunds during the period, leaving its remaining balance due at approximately $28 million, which is expected to be received in the coming quarters. Management does not anticipate needing to raise additional capital for the foreseeable future.

Financial Commentary
CFO Lou Ferraro added: “Our commitment to driving Cloud growth and operating efficiency has propelled us towards achieving our revenue and cash flow targets for 2023. In the second quarter, our efforts translated into $6.4 million of fully levered free cash flow, which is an 80% increase year-over-year and a more than $10 million jump sequentially. In the second half, we expect to return to GAAP revenue growth as well as to continue generating positive cash flows. Additionally, there are several material expenditures coming off our books in the next few quarters, namely datacenter hosting costs, legacy settlement payments, and various legal fees, that, when resolved, should demonstrably improve our profitability and enable us to unlock the true earning potential of our business.”

Third Quarter and 2023 Financial Outlook
Compared to the second quarter of 2023, management expects third quarter revenue and adjusted EBITDA to moderately improve. Based on the continued strong performance within the Company’s core Cloud business as well as improvements in operational expense management, Synchronoss is reiterating its expectation to be cash flow positive, on an unadjusted basis, for 2023. The current expectation is to generate cash flow in the single-digit millions for the full year. Additionally, after factoring in anticipated revenue growth and the expiration of certain existing payment obligations, along with other general costs, management expects cash flow generation to significantly improve in 2024.

The Company also expects Cloud subscriber growth to continue at a double-digit rate on a year-over-year basis in 2023.

For the fiscal year ending December 31, 2023, the Company expects GAAP revenue to range between $242.0 million and $255.0 million. The comparable 2022 pro forma GAAP revenue is $240.4 million after adjusting for the deferred revenue run-off and $4.8 million in revenue recognized prior to the sale of the Company’s DXP and Activation assets. The net contribution to GAAP revenue from non-cash deferred revenue is expected to be $7.4 million less in 2023 than it was in 2022, most of which is related to the first half of the year. The Company expects to return to total revenue growth on a GAAP basis for the second half of the year and in 2024.

The Company expects adjusted EBITDA to range between $44.0 million and $55.0 million in 2023.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is included below under the heading "Non-GAAP Financial Measures." With respect to forward looking statements related to adjusted EBITDA, the Company has relied upon the exception in item 10(e)(1)(i)(B) of Regulation S-K and has not provided a quantitative reconciliation of forecasted adjusted EBITDA to forecasted GAAP net income (loss) attributable to Synchronoss or to forecasted GAAP income (loss) from operations, before taxes, within this earnings release because the Company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to, other income, other expense, (provision) benefit for income taxes, depreciation and amortization expense, stock-based compensation expense, restructuring charges, gain (loss) on divestitures, net (loss) income attributable to redeemable noncontrolling interests.

Conference Call
Synchronoss will hold a conference call today, August 8, 2023, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results.

Synchronoss management will host the call, followed by a question-and-answer period.

Registration Link: Click here to register:
https://register.vevent.com/register/BI46667f736e2f45fbab35f75335292347

Please register online at least 10 minutes prior to the start time. Upon registration, the webcast platform will provide dial-in numbers and a unique access code. If you have any difficulty with registration or connecting to the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be broadcast live and available for replay here:
https://edge.media-server.com/mmc/p/xvygbbxn and via the Investor Relations section of Synchronoss' website at www.synchronoss.com.

Non-GAAP Financial Measures
Synchronoss has provided in this release selected financial information that has not been prepared in accordance with GAAP although this non-GAAP financial information is derived from numbers that have been prepared in accordance with GAAP. This information includes historical non-GAAP revenues, adjusted gross profit, adjusted gross margin, adjusted EBITDA, effective tax rate, non-GAAP net income (loss) attributable to Synchronoss, diluted non-GAAP net income (loss) per share, free cash flow, invoiced cloud revenue and adjusted free cash flow (which excludes cash payments and receipts related to non-core business activities). The Company believes that the exclusion of non-routine cash-settled expenses, such as Litigation and Remediation costs (net) and Restructuring costs in the calculation of adjusted free cash flow which do not correlate to the operation of its business, provide for more useful period-to-period comparisons of the Company’s results. Synchronoss uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Synchronoss’ ongoing operational performance. Synchronoss believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Synchronoss’ industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial results discussed above add back fair value stock-based compensation expense, acquisition-related costs, restructuring, transition and cease-use lease expense, litigation, remediation and refiling costs and depreciation and amortization, interest income, interest expense, loss (gain) on divestitures, other (income) expense, provision (benefit) for income taxes, and net loss (income) attributable to noncontrolling interests, and preferred dividends.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures as detailed above. Investors are encouraged to also review the Balance Sheet, Statement of Operations, and Statement of Cash Flow. As previously mentioned, a reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release.

Forward-Looking Statements

This press release includes statements concerning Synchronoss and its future expectations, plans and prospects that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “believes,” “potential” or “continue” or other similar expressions are intended to identify forward-looking statements. Synchronoss has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions including, without limitation, risks relating to the Company’s ability to sustain or increase revenue from its larger customers and generate revenue from new customers, the Company’s expectations regarding expenses and revenue, the sufficiency of the Company’s cash resources, the impact of legal proceedings involving the Company, including the investigations by the Securities and Exchange Commission and the Department of Justice described in the Company’s most recent SEC filings, and other risks and factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2023, which are on file with the SEC and available on the SEC’s website at www.sec.gov. The company does not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

About Synchronoss
Synchronoss Technologies (Nasdaq: SNCR) builds software that empowers companies around the world to connect with their subscribers in trusted and meaningful ways. The company’s collection of products helps streamline networks, simplify onboarding, and engage subscribers to unleash new revenue streams, reduce costs and increase speed to market. Hundreds of millions of subscribers trust Synchronoss products to stay in sync with the people, services, and content they love. Learn more at www.synchronoss.com.

Media Relations Contact:
Domenick Cilea
Springboard
dcilea@springboardpr.com

Investor Relations Contact:
Matt Glover and Tom Colton
Gateway Group, Inc.
SNCR@gateway-grp.com

-Financial Tables to Follow-

SYNCHRONOSS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (In thousands)

	June 30, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$19,329	$21,921
Accounts receivable, net	39,841	47,024
Operating lease right-of-use assets	17,529	20,863
Goodwill	212,125	210,889
Other assets	95,305	97,375
Total assets	$384,129	$398,072

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$63,250	$66,324
Deferred revenues	23,646	14,183
Debt, non-current	135,379	134,584
Operating lease liabilities, non-current	26,806	29,637
Other liabilities	3,052	4,399
Preferred stock	68,348	68,348
Redeemable noncontrolling interest	12,500	12,500
Stockholders’ equity	51,148	68,097
Total liabilities and stockholders’ equity	$384,129	$398,072

SYNCHRONOSS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net revenues	$59,713	$65,236	$117,421	$131,102
Costs and expenses:
Cost of revenues[1]	21,782	22,316	42,163	47,155
Research and development	15,043	13,460	29,778	29,251
Selling, general and administrative	19,875	15,288	38,184	33,185
Restructuring charges	21	1,019	366	1,704
Depreciation and amortization	6,939	8,259	14,459	16,293
Total costs and expenses	63,660	60,342	124,950	127,588
(Loss) income from operations	(3,947)	4,894	(7,529)	3,514
Interest income	127	118	222	210
Interest expense	(3,461)	(3,343)	(6,915)	(6,668)
Gain on divestiture	—	2,622	—	2,622
Other (expense) income, net	(454)	4,065	(3,385)	5,769
(Loss) income from operations, before taxes	(7,735)	8,356	(17,607)	5,447
Provision for income taxes	(783)	(435)	(1,842)	(563)
Net (loss) income	(8,518)	7,921	(19,449)	4,884
Net income (loss) attributable to redeemable noncontrolling interests	14	(75)	28	(190)
Preferred stock dividend	(2,475)	(2,519)	(4,949)	(4,957)
Net (loss) income attributable to Synchronoss	$(10,979)	$5,327	$(24,370)	$(263)

Earnings (loss) per share:
Basic	$(0.13)	$0.06	$(0.28)	$—
Diluted	$(0.13)	$0.06	$(0.28)	$—
Weighted-average common shares outstanding:
Basic	86,785	87,124	86,644	86,031
Diluted	86,785	89,249	86,644	86,031
_________________________________
1    Cost of revenues excludes depreciation and amortization which are shown separately.

SYNCHRONOSS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In thousands)

	Six Months Ended June 30,
	2023	2022
Net (loss) income from continuing operations	$(19,449)	$4,884
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash items	20,727	17,432
Changes in operating assets and liabilities	11,278	(15,588)
Net cash provided by operating activities	12,556	6,728

Investing activities:
Purchases of fixed assets	(994)	(573)
Purchases of intangible assets and capitalized software	(9,350)	(10,695)
Other investing activities	—	7,500
Net cash used in investing activities	(10,344)	(3,768)

Net cash used in financing activities	(4,904)	(8,517)
Effect of exchange rate changes on cash	100	(435)
Net decrease in cash and cash equivalents	(2,592)	(5,992)

Cash and cash equivalents, beginning of period	21,921	31,504
Cash and cash equivalents, end of period	$19,329	$25,512

SYNCHRONOSS TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited) (In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Non-GAAP financial measures and reconciliation:
GAAP Revenue	$59,713	$65,236	$117,421	$131,102
Less: Cost of revenues	21,782	22,316	42,163	47,155
Less: Restructuring[1]	—	14	92	356
Less: Depreciation and Amortization[2]	6,574	7,282	13,737	14,443
Gross Profit	31,357	35,624	61,429	69,148

Add / (Less):
Stock-based compensation expense	189	139	413	360
Restructuring, transition and cease-use lease expense	414	162	597	1,327
Depreciation and Amortization[2]	6,574	7,282	13,737	14,443
Adjusted Gross Profit	$38,534	$43,207	$76,176	$85,278
Adjusted Gross Margin	64.5%	66.2%	64.9%	65.0%
_________________________________
1    Amounts associated with cost of revenues.
2    Depreciation and Amortization contains a reasonable allocation for expenses associated with cost of revenues.

SYNCHRONOSS TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited) (In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
GAAP Net (loss) income attributable to Synchronoss	$(10,979)	$5,327	$(24,370)	$(263)
Add / (Less):
Stock-based compensation expense	1,625	964	3,364	2,891
Restructuring, transition and cease-use lease expense	3,301	1,381	4,020	3,392
Amortization expense[1]	1,277	2,490	3,274	5,033
Litigation, remediation and refiling costs, net	2,384	(1,292)	4,343	(315)
Non-GAAP Net (loss) income attributable to Synchronoss	$(2,392)	$8,870	$(9,369)	$10,738

Diluted Non-GAAP Net (loss) income per share	$(0.03)	$0.10	$(0.11)	$0.12

Weighted shares outstanding - Dilutive	86,785	89,249	86,644	86,031
_________________________________
1    Amortization from acquired intangible assets.

SYNCHRONOSS TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited) (In thousands)

	Three Months Ended					Six Months Ended
	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Net (loss) income attributable to Synchronoss	$(10,979)	$(13,391)	$(15,927)	$(1,278)	$5,327	$(24,370)	$(263)
Add / (Less):
Stock-based compensation expense	1,625	1,739	769	1,801	964	3,364	2,891
Restructuring, cease-use lease expense and change in contingent consideration	3,301	719	3,962	557	1,381	4,020	3,392
Litigation, remediation and refiling costs, net	2,384	1,959	1,892	88	(1,292)	4,343	(315)
Depreciation and amortization	6,939	7,520	7,734	7,726	8,259	14,459	16,293
Interest income	(127)	(95)	(235)	(20)	(118)	(222)	(210)
Interest expense	3,461	3,454	3,509	3,463	3,343	6,915	6,668
Loss (gain) on sale of DXP Business	—	—	—	73	(2,622)	—	(2,622)
Other expense (income), net	454	2,931	6,759	(4,437)	(4,065)	3,385	(5,769)
Provision (benefit) for income taxes	783	1,059	181	1,115	435	1,842	563
Net (income) loss attributable to noncontrolling interests	(14)	(14)	(56)	66	75	(28)	190
Preferred dividend	2,475	2,474	2,297	2,298	2,519	4,949	4,957
Adjusted EBITDA (non-GAAP)	$10,302	$8,355	$10,885	$11,452	$14,206	$18,657	$25,775

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net Cash provided by (used in) operating activities	$11,261	$9,421	$12,556	$6,728
Add / (Less):
Capitalized software	(4,756)	(5,450)	(9,350)	(10,695)
Property and equipment	(118)	(419)	(994)	(573)
Free Cashflow	6,387	3,552	2,212	(4,540)
Add: Litigation and remediation costs, net	2,358	1,471	5,184	674
Add: Restructuring	898	1,642	2,101	4,433
Adjusted Free Cashflow	$9,643	$6,665	$9,497	$567

SYNCHRONOSS TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited) (In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
GAAP Cloud Revenue	$40,437	$43,477	$81,515	$84,978
Increase / (Decrease) Change in Deferred Revenue	140	(4,074)	(759)	(7,721)
(Increase) / Decrease: Change in Unbilled Receivables & Contract Assets	5,789	(2,012)	5,903	(3,837)
Invoiced Cloud Revenue	$46,366	$37,391	$86,659	$73,420

Invoiced Cloud Revenue is defined as GAAP revenue for Cloud disaggregated revenue stream, plus the period change in deferred revenue balance related to the Cloud revenue stream, less the period change in Unbilled Receivables and Contract Assets balance related to the Cloud revenue stream.